                        GENZYME RETIREMENT SAVINGS PLAN
                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
                        AS OF DECEMBER 31, 1999 AND 1998
                    AND FOR THE YEAR ENDED DECEMBER 31, 1999

                        GENZYME RETIREMENT SAVINGS PLAN
                              FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Report of Independent Accountants...........................     F-2
Financial Statements:
  Statements of Net Assets Available for Plan Benefits as of
    December 31, 1999 and 1998..............................     F-3
  Statement of Changes in Net Assets Available for Plan
    Benefits for the year ended December 31, 1999...........     F-4
  Notes to Financial Statements.............................     F-5
Supplemental Schedule
  Schedule of Assets Held for Investment Purposes as of
    December 31, 1999.......................................    F-13


    Certain supplemental schedules required by the regulations of the Employee Retirement Income Security Act of 1974 have been omitted for the reason that they are not applicable.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Participants and Administrator of the Genzyme Retirement Savings Plan:



    In our opinion, the accompanying statements of net assets available for plan benefits and the related statement of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Genzyme Retirement Savings Plan (the "Plan") at December 31, 1999 and 1998, and the changes in net assets available for plan benefits for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets Held for Investment Purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                          /S/ PRICEWATERHOUSECOOPERS LLP


Boston, Massachusetts
June 23, 2000

                        GENZYME RETIREMENT SAVINGS PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                                                     DECEMBER 31,
                                                              --------------------------
                                                                  1999          1998
                                                              ------------   -----------
                                         ASSETS

Investments (Notes A, B and C):
  Participant directed......................................  $ 91,726,720   $64,409,132
  Non-participant directed..................................    11,626,977    10,839,084
                                                              ------------   -----------
    Total investments.......................................   103,353,697    75,248,216

Cash and cash equivalents...................................            --         4,118

Receivables:
  Employee contributions....................................       315,291       283,874
  Employer contributions....................................     2,386,957        41,307
  Accrued interest..........................................            70           563
                                                              ------------   -----------
    Total receivables.......................................     2,702,318       325,744
                                                              ------------   -----------
      Total assets..........................................   106,056,015    75,578,078
                                                              ------------   -----------
Net assets available for plan benefits (Note D).............  $106,056,015   $75,578,078
                                                              ============   ===========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        GENZYME RETIREMENT SAVINGS PLAN

         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS


                      FOR THE YEAR ENDED DECEMBER 31, 1999



                                                              NON-PARTICIPANT DIRECTED FUNDS
                                              ---------------------------------------------------------------
                                                    GENZYME               GENZYME               GENZYME
                                PARTICIPANT         GENERAL            TISSUE REPAIR      MOLECULAR ONCOLOGY
                                 DIRECTED          DIVISION              DIVISION              DIVISION
                                   FUNDS       COMMON STOCK FUND     COMMON STOCK FUND     COMMON STOCK FUND       TOTAL
                                -----------   -------------------   -------------------   -------------------   ------------
Additions:
  Employee contributions......  $10,210,336       $   806,876            $     30               $    --         $ 11,017,242
  Employer contributions......    2,950,157         2,795,621             197,334                40,409            5,983,521
  Rollovers...................    1,188,301            81,953                  --                    --            1,270,254
  Interest....................      670,099                --                  --                    --              670,099
  Dividends...................      571,503                --                  --                    --              571,503
  Net appreciation
    (depreciation) in market
    value of investments......   17,292,331          (891,645)             86,016                 6,535           16,493,237
                                -----------       -----------            --------               -------         ------------
    Total additions...........   32,882,727         2,792,805             283,380                46,944           36,005,856

Deductions:
  Benefit payments and
    withdrawals...............   (4,863,670)         (632,355)             (7,844)                 (473)          (5,504,342)
  Participant expenses........      (17,002)           (2,361)             (4,206)                   (8)             (23,577)
                                -----------       -----------            --------               -------         ------------
    Total deductions..........   (4,880,672)         (634,716)            (12,050)                 (481)          (5,527,919)
                                -----------       -----------            --------               -------         ------------

Net increase prior to
  interfund transfers.........   28,002,055         2,158,089             271,330                46,463           30,477,937
Interfund transfers...........      220,222          (218,578)             (1,613)                  (31)                  --
                                -----------       -----------            --------               -------         ------------
    Net increase..............   28,222,277         1,939,511             269,717                46,432           30,477,937

Net assets available for plan
  benefits at beginning of
  year........................   64,708,589        10,675,460             194,029                    --           75,578,078
                                -----------       -----------            --------               -------         ------------

Net assets available for plan
  benefits at end of year.....  $92,930,866       $12,614,971            $463,746               $46,432         $106,056,015
                                ===========       ===========            ========               =======         ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        GENZYME RETIREMENT SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS

A. PLAN DESCRIPTION:

    The following description of the Genzyme Retirement Savings Plan (the "Plan") provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions.

GENERAL


    The Plan, a defined contribution plan pursuant to the authorization of the Genzyme Corporation Board of Directors (the "Genzyme Board"), was established effective January 1, 1988 to provide a long-range program of systematic savings for eligible employees ("Participants"). Employees of Genzyme Corporation's ("Genzyme" or the "Company") wholly-owned United States subsidiaries are eligible to participate in the Plan, with the exception of employees of the former Deknatel Snowden Pencer, Inc., an entity acquired by Genzyme during 1996, who participate in the Genzyme Surgical Products Corporation Savings and Investment Plan. Pursuant to Plan amendments with effective dates of April 1, 1997 and July 1, 1997, the Plan merged with the Genetrix, Inc. Salary Savings Plan and the PharmaGenics, Inc. 401(k) Plan, respectively. As of December 31, 1999, all consolidated subsidiaries of Genzyme were 100% owned by the Company therefore making the Plan a plan for a controlled group of corporations. Employees who are 21 years of age or older become eligible to participate on their first day of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. The plan administrator is the Retirement Savings Plan Committee of the Genzyme Board (the "Committee").



INVESTMENT OPTIONS



    The following participant directed investment options have been made available to Participants during 1999:



    - CIGNA separate accounts:



       - the Fidelity Puritan Account;



       - the CIGNA Charter Large Company Stock Index Fund;



       - the PBHG Growth Account;



       - the Templeton Foreign Account;



       - the Janus Account;



       - the Fidelity Advisor Growth Opportunities Account;



       - the INVESCO Dynamics Account;



       - the CIGNA Charter Small Company Stock--Value I Fund;



       - the CIGNA Charter Small Company Stock--Growth Fund;



       - the INVESCO Small Company Growth Account; and



       - the Lazard International Equity Account.



    - The Putnam Voyager Fund.

                        GENZYME RETIREMENT SAVINGS PLAN

A. PLAN DESCRIPTION: (CONTINUED)

    - CIGNA guaranteed investment contracts:



       - The CIGNA Charter Guaranteed Income Fund--This fund offers Participants a fixed income fund to provide yield returns relative to comparable guaranteed fixed income investment funds. CIGNA maintains the contributions in a pooled account. The contract is included in the financial statements at contract value, which approximates market value and represents contributions made under the contract, plus credited interest, less withdrawals and administrative expenses because it is fully benefit responsive. The average yield and crediting interest rate is based on an agreed-upon formula with the issuer but cannot be less than zero. The average yield and crediting interest rates were approximately 5.90% during 1999 and 6.25% during 1998.



       - The CIGNA Guaranteed Securities Separate Account--This fund offers participants a fixed income fund composed primarily of publicly traded investment-grade, intermediate-term securities. Principal and interest are guaranteed by CIGNA's Connecticut General Life Insurance Company. CIGNA maintains the contributions in a pooled account. The contract is included in the financial statements at contract value, which approximates market value and represents contributions made under the contract, plus credited interest, less withdrawals and administrative expenses because it is fully benefit responsive. The average yield and crediting interest rates were approximately 5.50% during 1999 and 5.05% during 1998. The crediting interest rate is based on an agreed-upon formula with the issuer but cannot be less than zero. This account was dissolved in September 1999.



       - The CIGNA Charter Guaranteed Securities Separate Account--This fund also offers participants a fixed income fund composed primarily of publicly traded investment-grade, intermediate-term securities. Principal and interest are guaranteed by CIGNA's Connecticut General Life Insurance Company. CIGNA maintains the contributions in a pooled account. The contract is included in the financial statements at contract value, which approximates market value and represents contributions made under the contract, plus credited interest, less withdrawals and administrative expenses because it is fully benefit responsive. Assets previously held in the CIGNA Guaranteed Securities Separate Account were transferred into this fund upon dissolution of that fund in September 1999. The average yield and crediting interest rates were approximately 5.50% during 1999. The crediting interest rate is based on an agreed-upon formula with the issuer but cannot be less than zero.



    The following non-participant directed investment options have also been made available to Participants during 1999:



    - The Genzyme General Division Common Stock Fund--This fund is currently invested solely in shares of Genzyme General Division Common Stock ("GENZ Stock"). Amounts contributed to the Genzyme General Division Common Stock Fund may be invested in other short-term investments pending the purchase of GENZ Stock. During 1999, contributions to this fund were participant directed with the exception of non-participant directed contributions of $2,536,282 relating to stock ownership programs, of which $1,333,764 was accrued as a receivable at December 31, 1999.



    - The Genzyme Tissue Repair Division Common Stock Fund--This fund is currently invested solely in shares of Genzyme Tissue Repair Division Common Stock ("GZTR Stock"). Amounts

                        GENZYME RETIREMENT SAVINGS PLAN

A. PLAN DESCRIPTION: (CONTINUED)

     contributed to the Genzyme Tissue Repair Division Common Stock Fund may be invested in other short-term investments pending the purchase of GZTR Stock. This fund is made available to Participants only as an employer match, profit sharing allocation option and through the stock ownership program.



    - The Genzyme Molecular Oncology Division Common Stock Fund--This fund is currently invested solely in shares of Genzyme Molecular Oncology Division Common Stock ("GZMO Stock"). Amounts contributed to the Genzyme Molecular Oncology Division Common Stock Fund may be invested in other short-term investments pending the purchase of GZMO Stock. This fund is made available to participants only through the stock ownership program.


EMPLOYEE CONTRIBUTIONS


    The Plan is a defined contribution plan. Eligible employees may elect, through salary reduction agreements, to have up to 18% or a maximum of $10,000 of their eligible compensation as defined by the Plan contributed on a pre-tax basis to the Plan each year on their behalf. A Participant's salary reduction contribution for a plan year may be further limited by the administration rules of the Internal Revenue Code of 1986, as amended, (the "Code") if the Participant is considered to be a highly-compensated employee within the meaning of the Code.


EMPLOYER CONTRIBUTIONS


    Genzyme makes matching contributions equal to 25% of the first 5% of Participants' eligible compensation, as defined by the Plan, subject to certain limitations, contributed to the Plan. Genzyme's contributions were $1,493,866 for the year ended December 31, 1999.



    Pursuant to a Plan amendment, effective January 1, 1997, Genzyme makes contributions to the Plan under a profit sharing program and a stock ownership program. For the profit sharing plan, Genzyme will contribute up to 0.75% of all employees' eligible compensation in either cash or stock. For contributions made into the stock ownership plan, which are non-participant directed, Genzyme will contribute GENZ Stock, GZTR Stock and GZMO Stock equivalent to 1% of all employees' eligible compensation into the respective Division's Common Stock Fund. Genzyme contributed $4,489,655 to the Plan under the profit sharing and stock ownership programs for the year ended December 31, 1999.



    Participants may invest their contributions in increments determined at their own discretion. Employer contributions are invested as directed by the Participants with the exception of non-participant directed contributions made through the stock ownership plan. If a Participant does not provide direction with respect to the investment of the Participant's contribution, all contributions will automatically be invested in the CIGNA Charter Guaranteed Securities Separate Account.


VESTING

    Participants have a 100% non-forfeitable interest in both employee and employer contributions at all times. Upon termination of employment or total and permanent disability, a Participant, or a Participant's beneficiary in the case of a Participant's death, is entitled to receive the full amount in the Participant's account.

                        GENZYME RETIREMENT SAVINGS PLAN

A. PLAN DESCRIPTION: (CONTINUED)
BENEFITS

    Distributions upon retirement at age 59 1/2 or later, death, or termination are made in a lump-sum payment.


    Changes in withholding percentages are permitted as of the last day of each quarter of the Plan year. Reallocation of account balances among investment funds can be requested and processed on a daily basis. Contributions may be withdrawn from the Plan only upon a demonstration of hardship, as defined, unless the Participant requesting such withdrawal has attained the age of 59 1/2, died or terminated employment. New employees with funds held under a previous employer's qualified plan are permitted to invest such funds into the Plan. These investments are classified as "rollovers" on the accompanying Statement of Changes in Net Assets Available for Plan Benefits.


LOANS

    Participants may obtain a loan from the Plan collateralized by the Participant's vested interest in the Plan. No loan may exceed the lesser of one half of the vested interest of a Participant, or $50,000, and must be at least $1,000. A Participant may not obtain a loan unless the Plan Administrator approves the transaction. All loans bear interest as determined by the Plan Administrator at the time of the loan. At December 31, 1999, all loans bear interest rates between 6% and 9% and mature through January 2021. A written repayment schedule specifies the date and payment amount necessary to amortize the loan.


    The Plan had Participant loans outstanding of $1,746,404 at December 31, 1999 and $1,608,827 at December 31, 1998. These outstanding loans are classified as participant directed investments on the accompanying Statements of Net Assets Available for Plan Benefits.


B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF ACCOUNTING

    The financial statements of the Plan are prepared under the accrual method of accounting.

CASH EQUIVALENTS

    The Plan considers cash equivalents to be short-term, highly liquid investments, with initial maturities of less than three months.

                        GENZYME RETIREMENT SAVINGS PLAN

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

INVESTMENT VALUATION AND INCOME RECOGNITION


    Units of participation in the CIGNA separate accounts are valued at net asset value as reported to the Plan by CIGNA, which approximates fair value. The Putnam Voyager Fund, Genzyme General Division Common Stock Fund, Genzyme Tissue Repair Division Common Stock Fund and Genzyme Molecular Oncology Division Common Stock Fund are stated at fair value, based upon quoted market prices in an active market on the last business day of the Plan year. The CIGNA Charter Guaranteed Securities Separate Account and the CIGNA Charter Guaranteed Income Fund are valued at contract value which approximates fair value. Participant loans are valued at cost plus accrued interest which approximates market value.



    The Plan presents in the Statement of Changes in Net Assets Available for Plan Benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments. Security transactions are accounted for on the trade date. Gain or loss on sales of investments is based on average cost.


    Dividend and interest income is recorded as earned using the accrual basis.

CONTRIBUTIONS AND BENEFIT PAYMENTS

    Employee contributions and matching employer contributions are recorded in the period the payroll deductions are made. Benefits are recorded when paid.

USE OF ESTIMATES

    The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the Plan Administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES


    The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participant account balances and the amounts reported in the Statements of Net Assets Available for Plan Benefits.

                        GENZYME RETIREMENT SAVINGS PLAN

C. INVESTMENTS:

    The fair value of individual investments that represent 5% or more of the Plan's net assets are as follows:


                                                           DECEMBER 31,
                                                     -------------------------
                                                        1999          1998
                                                     -----------   -----------
Fidelity Puritan Account...........................  $16,846,904   $17,004,534
CIGNA Charter Large Company Stock Index Fund.......   30,605,108    24,442,820
Putnam Voyager Fund................................    6,726,767     2,847,365
PBHG Growth Account................................   18,411,271     9,586,163
Genzyme General Division Common Stock Fund.........   11,192,596    10,649,046
CIGNA Guaranteed Securities Separate Account.......           --     6,204,881
CIGNA Charter Guaranteed Securities Separate
  Account..........................................    7,398,657            --



    During 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $16,493,237 as follows:



Employer common stock.......................................  $  (799,094)
Pooled separate accounts....................................   15,597,071
Mutual funds................................................    1,695,260
                                                              -----------
                                                              $16,493,237
                                                              ===========


D. QUALIFICATION UNDER THE INTERNAL REVENUE CODE:


    The Internal Revenue Service has determined and informed the Company by a letter dated December 8, 1999, that the Plan and related trust are designed in accordance with applicable sections of the Code. The Committee and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.


E. AMENDMENT OR TERMINATION OF THE PLAN:


    Genzyme intends to continue the Plan indefinitely but reserves the right to terminate it at any time or amend it in any manner advisable. No amendment may adversely affect the non-forfeitable interests of Participants in their accounts or permit the use or diversion of any part of the Plan other than for the exclusive benefit of the Participants or their beneficiaries (subject to Plan provisions permitting payment of fees and expenses). No merger, consolidation, or transfers of assets or liabilities of the Plan may reduce the Participant's interest accrued to the date of the merger, consolidation, or transfer. If Genzyme discontinues its contributions or if the Plan is fully or partially terminated, the affected Participant's rights to benefits will remain fully vested.


F. RELATED PARTY:


    Certain plan investments are separate accounts managed by CIGNA. CIGNA is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest. Fees paid by the Plan for the investment management services amounted to approximately $12,000 for the year ended December 31, 1999. The Plan also paid fees to CIGNA of approximately $12,000 for administrative services for the year ended December 31, 1999.

                        GENZYME RETIREMENT SAVINGS PLAN

G. SERVICES PROVIDED BY THE COMPANY:

    The Company provides certain administrative and recordkeeping services for the Plan at no cost to the Plan participants. In addition, the Company has paid the trustee fees and other related costs on behalf of the Plan.

H. RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500:

    The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                           DECEMBER 31,
                                                    --------------------------
                                                        1999          1998
                                                    ------------   -----------
Net assets available for benefits per the
  financial statements............................  $106,056,015   $75,578,078
Amounts payable to withdrawing participants.......      (119,688)     (109,028)
                                                    ------------   -----------
Net assets available for benefits per the Form
  5500............................................  $105,936,327   $75,469,050
                                                    ============   ===========


    The following is a reconciliation of benefits paid to Participants per the financial statements to the Form 5500:



                                                                 YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Benefits paid to Participants per the financial
  statements................................................     $5,504,342
Add: Amounts allocated to withdrawing Participants at
  December 31, 1999.........................................        119,688
Less: Amounts allocated to withdrawing Participants at
  December 31, 1998.........................................       (109,028)
                                                                 ----------
Benefits paid to Participants per the Form 5500.............     $5,515,002
                                                                 ==========



    Amounts allocated to withdrawing Participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31 but not yet paid as of that date.



I. SUBSEQUENT EVENT:



    Effective June 18, 2000, the Genzyme Retirement Savings Plan has been amended resulting in changes to the Plan including the following:



       - the name of the Plan has been changed to the Genzyme Corporation 401(k) Plan;



       - the Genzyme Surgical Products Corporation Savings and Investment Plan will be merged into the Plan effective September 1, 2000;



       - the stock ownership and profit sharing features of the Plan have been eliminated;



       - the bi-weekly employer match has been increased from 25% of the first 5% of Participants' eligible compensation to 100% of the first 2% of Participants' eligible compensation and 50% of the next 4% of Participants' eligible compensations retroactive to January 1, 2000;

                        GENZYME RETIREMENT SAVINGS PLAN

I. SUBSEQUENT EVENT: (CONTINUED)


       - a four-year vesting schedule has been implemented for the employer match with an initial 20% vesting at the time of the employee's eligibility and subsequent 20% vesting each year for the next four years: however, active employees at June 18, 2000 remain eligible for full vesting in both employee and employer contributions;



       - employees may now enroll in the Plan and Participants may now modify their contribution percentages each pay period rather than on a quarterly basis;



       - Participants in the Plan may now reallocate contributions made under the stock ownership feature from Genzyme stock to other investment options prior to age 50; and



       - a new investment option, the CIGNA Charter Core Bond Fund, is now available to Plan Participants.

                        GENZYME RETIREMENT SAVINGS PLAN
                SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                            AS OF DECEMBER 31, 1999



                                                                                       FAIR OR
                                                                        HISTORICAL     CONTRACT
IDENTITY OF ISSUE                 DESCRIPTION OF INVESTMENT                COST         VALUE
-----------------       ----------------------------------------------  ----------   ------------
*CIGNA                  Charter Guaranteed Income Fund                  $       **   $  3,679,658

*CIGNA                  Fidelity Puritan Account                                **     16,846,904

*CIGNA                  Charter Large Company Stock Index Fund                  **     30,605,108

Putnam                  Voyager Fund                                            **      6,726,767

*CIGNA                  PBHG Growth Account                                     **     18,411,271

*CIGNA                  Templeton Foreign Account                               **      2,257,542

*Genzyme General        Common Stock                                     7,664,482     11,192,596
Division

*Genzyme Tissue         Common Stock                                       843,417        415,985
Repair Division

*Genzyme Molecular      Common Stock                                        11,813         18,396
Oncology Division

*CIGNA                  Janus Account                                           **      1,634,030

*CIGNA                  Fidelity Advisor Growth Opportunities Account           **        122,895

*CIGNA                  INVESCO Dynamics Account                                **        889,350

*CIGNA                  Charter Small Company Stock--Value I Fund               **        238,319

*CIGNA                  Charter Small Company Stock--Growth Fund                **        244,441

*CIGNA                  INVESCO Small Company Growth Account                    **        578,893

*CIGNA                  Lazard International Equity Account                     **        346,481

*CIGNA                  Charter Guaranteed Securities Separate Account          **      7,398,657

*Participant Loan       Loans with interest rates between 6% and 9%             **      1,746,404
Fund                    maturing through January 2021
                                                                                     ------------

                                                                                     $103,353,697
                                                                                     ============


------------------------

*   Denotes party-in-interest.

**  Participant directed amounts are not required to be disclosed